EXHIBIT 3.1
AMENDMENT NO. 3
TO THE
AMENDED AND RESTATED BYLAWS OF
BACK YARD BURGERS, INC.
     This Amendment No. 3 is executed and delivered this 27th of July, 2006 and amends those certain Amended and Restated Bylaws of Back Yard Burgers, Inc. (the “Corporation”).
     1. Article II, Section 2 of the Bylaws is hereby amended and restated in its entirety to read as follows:
     Section 2. Special Shareholder Meetings. Special Meetings of the shareholders, for any purpose or purposes described in the meeting notice, unless otherwise prescribed by statute, may be called by the president, the chairman of the board or by a majority of the board of directors, and shall be called by the president at the request of the holders of a majority of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, if such holders have signed, dated, and delivered to the Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
     2. Article II of the Bylaws is amended by adding a new Section 14 to read as follows:
     Section 14. Procedures. For nominations for election to the board of directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely written notice thereof to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting of shareholders must be delivered to the Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement delivered to shareholders in connection with the preceding year’s annual meeting, or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to shareholders by the Company in connection with the preceding year’s annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings of shareholders, such notice must be delivered to the Secretary not more than 90 days prior to such meeting and not later than the later of (i) 60 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made by the Company. Such notice must contain the name and address of the shareholder delivering the notice and a statement with respect to the amount of the Company’s stock beneficially and/or legally owned by such shareholder, the nature of any such beneficial ownership of such stock, the beneficial ownership of any such stock legally held by such shareholder but beneficially owned by one or more others, and the length of time for which all such stock has been beneficially and/or legally owned by such shareholder, and information about each nominee for election as a director substantially equivalent to that which would be required in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and/or a description of the proposed business to be brought before the meeting, as the case may be.
     3. Except as specifically amended by this Amendment, all provisions of the Bylaws shall remain in full force and effect.
     Dated as of the date first written above.

ATTEST:	BACK YARD BURGERS, INC.

By:_/s/ Michael G. Webb	By: /s/ Joseph L. Weiss
Name: Michael G. Webb	Name: Joseph L. Weiss
Title: CFO	Title: COO

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